Exhibit 10.3

November 9, 2011

Hand Delivered
Personal and Confidential

Mr. Maury Austin

Re:  Transition And Consulting Agreement

Dear Maury:

This letter sets forth our mutual agreement (the “Agreement”) with respect to the terms of your transition from employment with MIPS Technologies, Inc. (“MIPS” or “Company”), and upon your signature, constitutes the Agreement between you and MIPS relating to this separation and subsequent consulting period.    Accordingly, it is understood and agreed as follows:

1.   Separation Date.  Your last day of employment with the Company will be November 9, 2011 (the “Separation Date”). PLEASE NOTE: The earliest date that you can sign this Agreement is your Separation Date.  On the Separation Date, the Company will pay you all accrued base salary earned through the Separation Date, and all accrued and unused vacation earned through the Separation Date (if any), subject to standard payroll deductions and withholdings.  You are entitled to these payments by law and will receive them regardless of whether or not you sign this Agreement.  Effective upon your Separation Date, you resign any position you may hold as an employee, officer or director of the Company or of any subsidiary or affiliate of the Company.  In this regard, you agree to execute documents evidencing such resignations as required by local laws and as reasonably requested by the Company.

2.   Consulting Relationship. If you sign this Agreement and allow the releases contained herein to become effective, then the Company agrees to retain you, and you agree to make yourself available to perform services, as a consultant to the Company on the following terms:

(a)   Consulting Period.  The Consulting Period shall begin on the Separation Date and continue through and including August 17, 2012, unless terminated earlier as set forth herein (the “Consulting Period”).  The Consulting Period may end prior to the end of this period in one of three ways:  (i) The Consulting Period will end on the date that you accept full time (40 hours per week) employment with another employer and you agree to provide immediate written notice to the Company of your acceptance; (ii) You may terminate the Consulting Period at any time upon providing at least thirty (30) days’ advance written notice to the Company; or (iii) The Company may terminate the Consulting Period immediately only if you materially breach any statutory, contractual, or common law obligation you owe to the Company (including, without limitation, any material breach of this Agreement or your Confidential Information and Inventions Agreement (“CIIA”)).

    (b)    Consulting Services.  During the Consulting Period, with reasonable notice and at mutually acceptable times, you shall make yourself available to provide consulting services (the “Services”) within your areas of expertise as requested by the Company.  In particular, the Services shall include, without limitation, any efforts necessary to transition your current responsibilities; advice and

Mr. Maury Austin
November 9, 2011

assistance on matters involving the Finance and Facilities departments; responding to questions from other Company departments; and completion of D&O questionnaires as needed both during and after the Consulting Period.  You agree to make yourself available to provide the Services throughout the Consulting Period.  You shall exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Services.  During the Consulting Period, you shall be free to pursue other employment or consulting engagements with third parties, provided that you do not provide services to any third parties that are competitors of the Company, and your other engagements do not unreasonably interfere with your performance of your Services to the Company.

(c)   Monthly Consulting Fees.  During the Consulting Period, the Company will pay you consulting fees at the monthly rate of $28,529.91, which will be the fees owed regardless of the number of hours of Services that you actually provide during the month (the “Consulting Fees”).  The Consulting Fees shall be paid on a monthly basis on the Company’s regular payroll dates.  You will not be required to submit an invoice to the Company’s Accounts Payable group.  In the event that, pursuant to Section 2(a), you terminate the Consulting Period upon thirty (30) days’ notice, you will continue to receive Consulting Fees over the thirty-day period following such notice of termination (which shall be your final Consulting Fees).  If the Company terminates the Consulting Period, or the Consulting Period terminates due to your acceptance of employment with another employer, then your final Consulting Fees shall consist of fees accrued only through the Consulting Period termination date.

(d)   Equity. You and the Company agree that conversion of your status from an employee to an independent contractor of the Company, as contemplated by this Agreement, will not result in a termination of your “Continuous Service” for purposes of the Company’s equity plans (the “Plans”) and your outstanding compensatory equity awards (the “Awards”).  Accordingly, to the extent consistent with the Plan and your stock award agreement(s) (consisting of both stock options and restricted stock unit awards), vesting of your Awards will continue (subject to your Continuous Service) during the Consulting Period in accordance with the vesting schedules applicable to each such Award, and you will be able to exercise any Awards that are vested options during such period of Continuous Service and during the applicable period after the termination of your Continuous Service provided in your award agreements, which, for instance, provide for a twelve (12) month post-termination exercise period upon a normal termination of Continuous Service.  In no event will you be able to exercise any options after expiration of the original term of such option.  In addition, and notwithstanding anything to the contrary in any of your Awards agreements, the terms of the Plans, or otherwise, the Awards will not be subject to any accelerated vesting provisions relating to a change in control of the Company.  Notwithstanding the foregoing, the Company is not providing any tax advice or guidance to you, and you are strongly encouraged to seek advice concerning the tax aspects of this Agreement (including with respect to your Awards) from your personal tax advisors.  Except as amended hereby, your rights to the Awards are governed in full by your stock award agreements and the Plans.  In addition, the Company takes this opportunity to remind you that you are subject to certain restrictions under the Company’s insider trading policy and the rule and regulations of the Securities and Exchange Commission.

(e)   Protection of Information.  You agree that, during the Consulting Period and thereafter, you will not, except for the purposes of performing your Services, use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Services or that you obtained during your employment with the Company.  Any and all work product you create in the course of performing the Services will be the sole and exclusive property of the Company.  You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property and work product developed in the course of performing the Services.

Mr. Maury Austin
November 9, 2011

(f)   Authority During Consulting Period.  After the Separation Date, you will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, and you shall not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized to do so in writing by the Company.

(g)   Independent Contractor Status.  You acknowledge and agree that during the Consulting Period you will be an independent contractor of the Company and not an employee, and you will not be entitled to any of the benefits that the Company may make available to its employees, such as group insurance, workers’ compensation insurance coverage, profit sharing or retirement benefits, other than your rights to continued group health insurance coverage under COBRA or as otherwise provided by law.  Because you will perform the Services as an independent contractor, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions, and the Consulting Fees shall be reported on an Internal Revenue Service Form 1099.  You acknowledge and agree to accept exclusive liability for complying with all applicable local, state and federal laws governing self-employed individuals, including obligations such as payment of taxes, Social Security, disability and other contributions related to the Consulting Fees.  In the event that any federal, state or local taxing authority determines that you are an employee rather than an independent contractor, you agree to indemnify the Company for and against any taxes, withholdings, interest and penalties (with the exception of employer’s share of Social Security, if any), arising from the Company’s payment of the Consulting Fees.

(h)   Expenses.  The Company will reimburse you, pursuant to its regular business practice, for reasonable, documented business expenses incurred in performing the Services (if any).

(i)   Company Policies.  You agree to abide by the Company’s standard workplace policies and procedures during the Consulting Period, and for any period of time after termination of the Consulting Period to the extent that such policies and procedures continue to apply.

3.   Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date, if you so elect and at your sole expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will be provided with a separate notice of your COBRA rights and obligations within the timing required by law.

4.   Other Compensation Or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not owed, and will not receive from the Company any additional compensation, severance, equity vesting or equity awards, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).  By way of example but not limitation, you acknowledge that, other than as set forth in this Agreement, you have not earned, are not owed, and will not be provided, any incentive compensation, commissions, or equity; provided, however, that you have received a bonus for the FY2011 bonus period pursuant to the terms of the applicable bonus plan.  You will not, however, be eligible for a bonus for FY2012.  You represent that you  have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and have not suffered any on-the-job injury for which you have not already filed a claim.

5.    Return of Property.  Other than your current Apple laptop computer which you may keep after the IT department re-formats the hard drive, you have returned to the Company all items of property

Mr. Maury Austin
November 9, 2011

provided by the Company for your use, and items paid for by the Company and provided for your use, during your employment with the Company including but not limited to all access cards, keys, identification badges, cell phones, pagers, laptop computers and other equipment and related laptop computer items.  On the Separation Date, your voicemail, email and site access privileges will end, except to the extent required to provide the Services as specified herein.  You represent that you have returned to the Company or destroyed all documents and materials created or received by you in the course and scope of your employment with the Company (including any documents or materials on any home computer), whether in paper or electronic or other form and including copies, summaries and excerpts thereof, except your personal copies of documents evidencing your hire, rate of compensation, benefits, any stock options or other equity awards, the letter notifying you of your separation, this Agreement,  and your CIIA.

6.   Separation Date Process.  On or before your Separation Date, you agree to attend an exit interview with Human Resources and sign and deliver the enclosed Employment Termination Certificate (“Attachment A”).

7.   Release.  In exchange for the Consulting relationship specified herein, including all of the compensation and benefits provided to you by that relationship, you hereby agree:

(a)   General Release.  You fully and forever waive, release, acquit and discharge the Company and any and all past, current and future parent, subsidiary and affiliated companies, predecessors and successors thereto, as well as their respective officers, directors, agents, employees, affiliates, insurers, representatives, shareholders and assigns (collectively, the “Releasees”), from any and all claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether now known or unknown, that arise from or relate to events, acts or omissions occurring on or prior to the date you sign this Agreement.

(b)   Scope of Release.  This general release includes, but is not limited to:  (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment, (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal American with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (the “ADEA”), and analogous state statutes and local enactments (including, without limitation, the California Fair Employment and Housing Act).

(c)   ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled.  You further acknowledge that:  (i) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement in a written revocation sent to the Company; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement, provided that you do not revoke it (the “Effective Date”).

Mr. Maury Austin
November 9, 2011

       (d)   Section 1542 Waiver.  In furtherance of your intent to waive and release all claims “whether now known or unknown,” you specifically waive the rights and benefits conferred upon you by California Civil Code Section 1542 (“Section 1542”) or, if not applicable to you, any applicable state law that is comparable to Section 1542.  You understand that Section 1542 states as follows (parentheticals added):

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR (I.E., YOU) DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR (I.E., THE COMPANY).

You understand that this means that, if you later discover facts different from or in addition to those that you now know or believe to be true, that the waivers and releases of this Agreement shall be and remain in full force and effect in all respects notwithstanding such different or additional facts or your later discovery of such facts.

(e)   Excluded Claims.  Nothing in this Agreement shall release:  (a) any claims that may arise after the date you sign this Agreement; (b) any rights you have under this Agreement, (c) any rights you have to indemnification under applicable law or the Indemnification Agreement that you have entered into with the Company, or (d) any rights which may not be waived as a matter of law.  In addition, nothing in this Agreement shall prevent you from filing with, cooperating with, testifying before, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any analogous state agency, except that you acknowledge and agree that you shall not be entitled to receive any monetary benefits in connection with any such claim, charge, or proceeding with regard to any claim released in this Agreement.

8.   Cooperation.  As part of the Services, you agree to cooperate with the Company, diligently and in good faith by providing information that may be requested by the Company about your pending work and work information so that it may be properly transitioned to others within the Company.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims.  However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.  Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company’s counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

9.   No Admissions.  You agree that neither the fact nor any aspect of this Agreement is intended, or should be construed at any time, to be an admission of liability or wrongdoing by any of the Releasees.

10.   Nondisparagement. You agree that you will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Releasees including, but not limited to, the services, business, market position, performance and other similar information concerning the Company, provided however that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11.   Filing with the SEC.  You agree that this Agreement may be filed by the Company with the Securities and Exchange Commission.

Mr. Maury Austin
November 9, 2011

12.   CIIA.  You represent that you have, at all times during your employment with the Company, complied with your obligations under your CIIA, and you understand and acknowledge that, even if you did not sign this Agreement, you would still be bound by obligations after your Separation Date under your CIIA in accordance with its terms.

13.   Severability.  The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.  Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

14.   Entire Agreement.  In signing this Agreement and by not revoking your agreement to it, you represent and warrant that you are not relying on any statements, representations, negotiations, promises or agreements that are not expressly set forth in this Agreement.  You understand and agree that (i) this Agreement contains your entire understanding, and the entire agreement by you, with respect to the matters covered herein; and (ii) this Agreement merges, cancels, supersedes and replaces all prior statements, representations, negotiations, promises or agreements relating to the subjects covered by this Agreement that may have been made by any of the Releasees, except your CIIA, the Indemnification Agreement that you have entered into with the Company, and any debt obligation you owe to the Company, all of which remain in full force and effect in accordance with their terms.  For the avoidance of doubt, we agree that your services as a consultant shall be considered included in the term “employment” under the terms and conditions of the CIIA only, except as set forth in Section 5 therein. This Agreement only may be modified in a written agreement signed by you and a duly authorized officer of the Company.

15.   California Law.  This Agreement is entered into and governed by the laws of the State of California.

We wish you much success in your future endeavors.

Sincerely, /s/ SANDEEP VIJ Sandeep Vij President & CEO

By signing this Agreement, I acknowledge that I have had the opportunity to review this Agreement carefully; that I understand the terms of the Agreement; and I knowingly and voluntarily agree to them.

Date:	November 9, 2011

Signature:	/s/ MAURY AUSTIN

Name:	Maury Austin

Mr. Maury Austin
November 9, 2011

ATTACHMENT A
EMPLOYMENT TERMINATION CERTIFICATE

I, Maury Austin, hereby certify that as part of my separation from MIPS Technologies, Inc. and/or its subsidiaries, branch offices, affiliates, successors or assigns (collectively, “MIPS”), I have been reminded of my ongoing obligation to MIPS to avoid work which conflicts with my continuing obligations to MIPS, including my obligations to: (1) not disclose confidential information of MIPS and (2) not to use such confidential information except for the benefit of MIPS.  I further certify that I have returned all materials, including (but not limited to) documents (in any form, such as paper or electronic) devices, records, data, notes, reports, proposals, agreements (in draft and final form), lists, correspondence, specifications, drawings, blueprints, and/or reproductions of any such items, belonging to MIPS, licensed to MIPS and/or received from MIPS, including (but not limited to) all materials prepared by me during the course of my employment by MIPS.  I acknowledge that I am not authorized to remove any such materials (including copies) or other property from MIPS’ premises.

I further certify that I have complied with all the terms of the Confidential Information and Inventions Agreement signed by me, including the reporting of any inventions, conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that in the future I will comply with all of the terms of the Confidential Information and Inventions Agreement including, but not limited to, holding in strictest confidence any confidential information of MIPS, including MIPS’ trade secrets.  I will preserve as confidential all such information including (but not limited to) all confidential products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, employee and customer lists, business plans, financial or organizational information or other subject matter pertaining to any business of MIPS or any of its clients, customers, consultants or licensees. I further acknowledge that information regarding MIPS employees including without limitation organizational charts, employee compensation and other benefits offered to employees constitute valuable confidential information and/or trade secrets of MIPS, and that use of such would constitute a violation of MIPS’ rights, which rights survive my termination of employment.

I understand that courts have classified employees and their identities as valuable corporate assets and in the same category as confidential privileged information.  Accordingly, I have an obligation not to use or disclose to others the names of MIPS employees for recruitment purposes or to use my special knowledge of organization structure, employee capabilities or identities for such purposes.  I agree that, for six months following the effective date of termination of my employment with MIPS, I will not directly or indirectly solicit, induce, recruit, or encourage any of the employees of MIPS to leave their employment either for employment by myself or by any other person or entity.

BY MY SIGNATURE BELOW, I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS EMPLOYMENT TERMINATION CERTIFICATE.

Maury Austin
Employee Name

/s/ MAURY AUSTIN	November 9, 2011
Employee Signature	Date

WITNESS:
/s/ PATRICIA LEEPER	November 9, 2011
Date
Name (Print): Patricia Leeper